INDEMNIFICATION AGREEMENT


This Indemnification  Agreement ("Agreement") is made as of May 30, 1997 between
JPE,  Inc.,  a  Michigan   corporation   ("Corporation"),   and  David  E.  Cole
("Director").

                                    Recitals

A. Director is a member of Corporation's Board of Directors and Corporation desires Director to continue in such capacity. Director is willing to continue to serve on Corporation's Board of Directors if Director receives the protections provided by this Agreement.

B.   Corporation's Bylaws obligate it to indemnify its directors and officers.

C. Corporation has furnished, at its expense, directors and officers liability insurance ("D&O Insurance") protecting its directors in connection with their performance of services for Corporation.

D. Corporation believes that (1) litigation against corporate directors, regardless of whether meritorious, is expensive and time-consuming for the director to defend; (2) there is a substantial risk of a large judgment or settlement in litigation in which a corporate director was neither culpable nor profited personally to the detriment of the corporation; (3) it is increasingly difficult to attract and keep qualified directors because of such potential liabilities; (4) it is important for a director to have assurance that indemnification will be available if the director acts in accordance with reasonable business standards; and (5) because available D&O Insurance and the indemnification available from Corporation are not adequate to fully protect Corporation's directors against the problems discussed above, it is in the best interests of Corporation and its shareholders for Corporation to contractually obligate itself to indemnify its directors and to set forth the details of the indemnification process.

E. Based upon the conclusions stated in Recital D above, to induce Director to continue to serve on Corporation's Board of Directors and in consideration of Director's continued service as a director, Corporation wishes to enter into this Agreement with Director.

Therefore, Corporation and Director agree as follows:

1. Agreement to Serve. Director will serve as a member of the Board of Directors of the Corporation so long as Director is duly elected and qualified to so serve or until Director resigns or is removed from Corporation's Board of Directors.

2.   Indemnification.

     (a) Corporation will indemnify Director to the fullest extent permitted under applicable law if Director was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind, whether civil, criminal, administrative or investigative and whether formal or informal (including actions by or in the right of Corporation and any preliminary inquiry or claim by any person or authority), by reason of the fact that Director is or was a director, officer, partner, trustee, employee or agent of Corporation or is or was serving at Corporation's request as a director, officer, employee or agent of another corporation (including a Subsidiary (as defined in paragraph 19 below)), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, or by reason of anything done or not done by Director in any such capacity (collectively, "Covered Matters"). Such indemnification will cover all Expenses (as defined in paragraph 5(a) below), liabilities, judgments (including punitive and exemplary damages), penalties, fines (including excise taxes relating to employee benefit plans and civil penalties) and amounts paid in settlement which are incurred or imposed upon Director in connection with a Covered Matter (collectively, "Indemnified Amounts").

     (b) Director will be indemnified for all Indemnified Amounts and Corporation will defend Director against claims (including threatened claims and investigations) in any way related to Director's service as a director including claims brought by or on behalf of Corporation or any Subsidiary, except if it is finally determined by the court of last resort (or by a lower court if not timely appealed) that (1) the payment is prohibited by applicable law or (2) Director engaged in intentional misconduct for the primary purpose of significant personal financial benefit through actions adverse to Corporation's and its shareholders' best interests. As used in this Agreement, (1) "intentional misconduct" will not include violations of disclosure or reporting requirements of federal securities laws or a breach of fiduciary duties (including duties of loyalty or care) if Director relied on advice of counsel to Corporation, or otherwise reasonably believed that there was no violation of such requirements or breach of fiduciary duty; and (2) "significant personal financial benefit" will not include compensation or employee benefits for past or prospective services to Corporation or Corporation's successor in connection with an agreement not to compete or similar agreement, or any benefit received by directors or officers or shareholders of Corporation generally.

     (c) If Director is entitled under this Agreement to indemnification for less than all of the amounts incurred by Director in connection with a Covered Matter, Corporation will indemnify Director for the indemnifiable amount.

3. Claims for Indemnification. Director will give Corporation written notice of any claim for indemnification under this Agreement. Payment requests will include a schedule setting forth in reasonable detail the amount requested and will be accompanied (or, if necessary, followed) by copies of the relevant invoices or other documentation. Upon Corporation's request, Director will provide Corporation with a copy of the document or pleading, if any, notifying Director of the Covered Matter. To the extent practicable, Corporation will pay Indemnified Amounts directly without requiring Director to make any prior payment.

4.   Determination of Right to Indemnification.

     (a) Director will be presumed to be entitled to indemnification under this Agreement and will receive such indemnification, subject to paragraph 4(b) below, irrespective of whether the Covered Matter involves allegations of intentional misconduct, alleged violations of Section 16(b) of the Securities Exchange Act of 1934, alleged violations of
          Section 10(b) of the Securities Exchange Act of 1934 (including Rule 10b-5 thereunder), breach of Director's fiduciary duties (including duties of loyalty or care) or any other claim.

     (b) If, in the opinion of counsel to Corporation, applicable law permits indemnification in a Covered Matter only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because Director has met a standard of conduct established by applicable law, and upon an evaluation of Indemnified Amounts to be paid in connection with such Covered Matter, the following will apply:

          (1) Corporation will give Director notice that a determination and evaluation will be made under this paragraph 4(b); such notice will be given immediately after receipt of counsel's opinion that such a determination and evaluation is necessary and will include a copy of such opinion.

          (2) Such determination and evaluation will be made in good faith, as follows:

               (A) by a majority vote of a quorum of the Corporation's Board of directors who are not parties or threatened to be made parties to the Covered Matter in question ("Disinterested Directors") or, if such a quorum is not obtainable, by a majority vote of a committee of Disinterested Directors who are selected by the Board; or

               (B) by an attorney or firm of attorneys, having no previous relationship with Corporation or Director, which is selected by Corporation and Director; or

               (C) by all independent directors of Corporation (a defined in the Michigan Business Corporation Act) who are not parties or threatened to be made parties to the Covered Matter.

          (3) Director will be entitled to a hearing before the entire Board of Directors of Corporation and any other person or persons making the determination and evaluation under clause (2) above. Director will be entitled to be represented by counsel at such hearing.

          (4) The cost of a determination and evaluation under this paragraph 4(b) (including attorneys' fees and other expenses incurred by Director in preparing for and attending the hearing contemplated by clause (3) above and otherwise in connection with the determination and evaluation under this paragraph 4(b)) will be borne by Corporation.

          (5) The determination will be made as promptly as possible after final adjudication of the Covered Matter.

          (6) Director will be presumed to have met the required standard of conduct under this Section 4(b) unless it is clearly demonstrated to the determining body that Director has not met the required standard of conduct.

5.   Advance of Expenses.

     (a) Before final adjudication of a Covered Matter, upon Director's request pursuant to paragraph 3 above, Corporation will promptly either advance Expenses directly or reimburse Director for all Expenses. As used in this Agreement, "Expenses" means all costs and expenses (including attorneys' fees, expert fees, other professional fees and court costs) incurred by Director in connection with a Covered Matter other than judgments, penalties, fines and settlement amounts.

     (b) If, in the opinion of counsel to Corporation, applicable law permits advancement of Expenses only as authorized in the specific case upon a determination that Director has met a standard of conduct established by applicable law, the determination will be made at Corporation's cost, in good faith and as promptly as possible after Director's request, in accordance with clauses (1) through (4) and (6) of paragraph 4(b) above. Because of the difficulties inherent in making any such determination before final disposition of the Covered Matter, to the extent permitted by law such advance will be made if (1) the facts then known to those persons making the determination, without conducting a formal independent investigation, would not preclude advancement of Expenses under applicable law and (2) Director submits to Corporation a written affirmation of Director's belief that Director has met the standard of conduct necessary for advancement of Expenses under the circumstances.

     (c) Director will repay any Expenses that are advanced under this paragraph 5 if it is ultimately determined, in a final, non-appealable judgment rendered by the court of last resort (or by a lower court if not timely appealed), that Director is not entitled to be indemnified against such Expenses. This undertaking by Director is an unlimited general undertaking but no security for such undertaking will be required.

6.   Defense of Claim.

     (a) Except as provided in paragraph 6(c) below, Corporation, jointly with any other indemnifying party, will be entitled to assume the defense of any Covered Matter as to which Director requests indemnification.

     (b) Counsel selected by Corporation to defend any Covered Matter will be subject to Director's advance written approval, which will not be unreasonably withheld.

     (c) Director may employ Director's own counsel in a Covered Matter and be fully reimbursed therefor if (1) Corporation approves, in writing, the employment of such counsel or (2) either (A) Director has reasonably concluded that there may be a conflict of interest between Corporation and Director or between Director and other parties represented by counsel employed by Corporation to represent Director in such action or (B) Corporation has not employed counsel reasonably satisfactory to Director to assume the defense of such Covered Matter promptly after Director's request.

     (d) Neither Corporation nor Director will settle any Covered Matter without the other's written consent, which will not be unreasonably withheld.

     (e) If Director is required to testify (in court proceedings, depositions, informal interviews or otherwise), consult with counsel, furnish documents or take any other reasonable action in connection with a Covered Matter, Corporation will pay Director a fee for Director's efforts at a rate equal to the amount payable to Director for attending Board and Board committee meetings, plus reimbursement for all reasonable expenses incurred by Director in connection therewith.

7.   Disputes; Enforcement.

     (a) If there is a dispute relating to the validity or enforceability of this Agreement or a denial of indemnification, advance of Expenses or payment of any other amounts due under this Agreement or Corporation's Articles of Incorporation or Bylaws, Corporation will provide such indemnification, advance of Expenses or other payment until a final, non-appealable judgment that Director is not entitled to such indemnification, advance of Expenses or other payment has been rendered by the court of last resort (or by a lower court if not timely appealed). Director will repay such amounts if such final, non-appealable judgment so requires.

     (b) Corporation will reimburse all of Director's reasonable expenses (including attorneys' fees) in pursuing an action to enforce Director's rights under this Agreement unless a final, non-appealable judgment against Director has been rendered in such action by the court of last resort (or by a lower court if not timely appealed). At Director's request, such expenses will be advanced by Corporation to Director as incurred before final resolution of such action by the court of last resort; such expenses will be repaid by Director if a final, non-appealable judgment in Corporation's favor is rendered in such action by the court of last resort (or by a lower court if not timely appealed).

8.   D&O Insurance.

     (a) Corporation represents that it currently has in full force and effect the D&O insurance listed on the schedule which is attached to this Agreement.

     (b) Except as provided in paragraph 8(c) below, Corporation will purchase and maintain D&O Insurance with a policy limit of at least $2,500,000 without deductible or co-insurance in excess of the amounts set forth on the schedule which is attached to this Agreement, insuring Director against any liability arising out of Director's status as a director of Corporation, regardless of whether Corporation has the power to indemnify Director against such liability under applicable law.

     (c) Corporation will not be required to purchase and maintain D&O Insurance if the Board of Directors of Corporation determines, after diligent inquiry, that (1) such insurance is not available; or (2) the premiums for available insurance are disproportionate to the amount of coverage and to the premiums paid by other corporations similarly situated. The Board of Directors of Corporation will, at least twice annually, in good faith review its decision not to maintain D&O Insurance and will purchase such insurance at any time that the conditions of this paragraph 8(c) cease to apply.

     (d) The parties will cooperate to obtain advances of Expenses, indemnification payments and consents from D&O Insurance carriers in any Covered Matter to the full extent of applicable D&O Insurance. The existence of D&O Insurance coverage will not diminish or limit Corporation's obligation to make indemnification payments to Director. Amounts paid directly to Director with respect to a Covered Matter by Corporation's D&O Insurance carriers will be credited to the amounts payable by Corporation to Director under this Agreement.

9.   Limitations of Actions; Release of Claims; Limitation of Liability.

     (a) No action will be brought by or on behalf of Corporation against Director or Director's heirs or personal representatives relating to Director's service as a director, after the expiration of one year from the date Director ceases (for any reason) to serve as a Director of Corporation, and any claim or cause of action of Corporation will be extinguished and deemed released unless asserted by the filing of a legal action before the expiration of such period.

     (b) The Directors of Corporation who are employees of Corporation (the "Inside Directors"), with the assistance of legal counsel, have investigated Director's activities during Director's prior service and the Inside Directors have determined and acknowledged that Corporation has no basis for any claim against Director for negligence or misconduct in the performance of Director's duties on the basis of any information presently available. Accordingly, Corporation releases Director and Director's heirs, personal representatives and assigns from all causes of action and claims which may be based upon negligence or misconduct by Director in the performance of Director's duties to Corporation by reason of facts existing on the date of this Agreement and known or available to the Inside Directors.

     (c) As soon as possible after the end of each fiscal year of Corporation, the Inside Directors will cause Corporation to conduct an investigation, similar to that described in paragraph 9(b) above, of Director's activities during the immediately preceding fiscal year and to report the results of such investigation in writing to Director and to Corporation's Board of Directors. Unless Corporation notifies Director within180 days after the end of the applicable fiscal year that the results of such investigation do not so permit, Director and Director's personal representatives, heirs and assigns will be automatically released (in the manner described in paragraph 9(b) above) with respect to Director's actions during the fiscal year covered by the report.

10. Rights Not Exclusive. The indemnification provided to Director under this Agreement will be in addition to any indemnification provided to Director by any law, agreement, Board resolution, provision of the Articles of Incorporation or Bylaws of Corporation or otherwise.

11. Subrogation. Upon payment of any Indemnified Amount under this Agreement, Corporation will be subrogated to the extent of such payment to all of Director's rights of recovery therefor and Director will take all reasonable actions requested by Corporation (at no cost or penalty to Director) to secure Corporation's rights under this paragraph 11 including executing documents.

12. Continuation of Indemnity. All of Corporation's obligations under this Agreement will continue as long as Director is subject to any actual or possible Covered Matter, notwithstanding Director's termination of service as a director.

13. Amendments. Neither Corporation's Articles of Incorporation nor its Bylaws will be changed to increase liability of directors or to limit Director's indemnification. Any repeal or modification of Corporation's Articles of Incorporation or Bylaws or any repeal or modification of the relevant provisions of any applicable law will not in any way diminish any of Director's rights or Corporation's obligations under this Agreement. This Agreement cannot be amended except with the written consent of Corporation and Director.

14.  Governing Law. This Agreement will be governed by Michigan Law.

15.  Successors.

     (a) This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives and assigns.

     (b) Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation to assume all of Corporation's obligations under this Agreement. Such assumption will not release Corporation from its obligations under this Agreement.

16. Severability. The provisions of this Agreement will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

17. Notices. All notices given under this Agreement will be in writing and delivered either personally, by registered or certified mail (return receipt requested, postage prepaid), by recognized overnight courier or by telecopy (if promptly followed by a copy delivered personally, by registered or certified mail or overnight courier), as follows:

          If to Director:           David E. Cole
                                    3946 Walden Wood
                                    Ann Arbor, Michigan 48105

          If to Corporation:        JPE, Inc.
                                    775 Technology Drive, Suite 200
                                    Ann Arbor, Michigan 48108
                                    Attention:  Secretary

     or to such other address as either party furnishes to the other in writing.

18.  Counterparts: This Agreement may be signed in counterparts.

19. Subsidiaries: As used in this Agreement, the term "Subsidiary" means any corporation in which Corporation owns a majority interest.

In witness whereof, the parties have executed this Agreement as of the date set forth in the introductory paragraph of this Agreement.

                                    JPE, INC.
                                    a Michigan corporation


                                    By:   /s/ John Psarouthakis
                                          ----------------------------------
                                          John Psarouthakis
                                    Its:  Chairman, President and
                                          Chief Executive Officer


                                          /s/ David E. Cole     ("Director")
                                    ----------------------------------------
                                          David E. Cole

                             D&O INSURANCE SCHEDULE

                                                                       Policy
                                               Deductible/           Expiration
Company            Policy No.    Amount        Co-Insurance             Date

St. Paul Mercury   900DP0647   $10,000,000   $250,000 payable by      10/26/98
Ins. Co.                                     Corporation in each
                                             securities claim and
                                             $150,000 all other
                                             claims; no retention
                                             payable by insureds.
                                             Insurer responsible
                                             for 100% of loss in
                                             excess of retention
                                             amount.

Great American     DFX0009459  $5,000,000    Policy is excess of      10/26/98
Insurance Co.                                amount payable by St.
                                             Paul Mercury Ins. Co.
                                             policy.